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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-57872, 33-67366, 33-98106 and 333-40623) of Radian Group Inc.
of our report dated January 21, 1999, with respect to the consolidated balance sheet of Amerin Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the two years then ended, which report appears in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 1999.


/s/ ERNST & YOUNG LLP


ERNST & YOUNG LLP
Chicago, Illinois
March 30, 2000